Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The
Kraft Heinz Company (Successor) of our report dated March 7, 2014, except for the effects of the changes in accounting discussed in Note 1 and the effects of the change in the composition of reportable segments discussed in Note 20, as to which the date is March 3, 2016, relating to the financial statements and financial statement schedule of H.J. Heinz Company (Predecessor), which appears in The Kraft Heinz
Company’s Annual Report on Form 10-K for the year ended January 3, 2016.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois
May 5, 2016